     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 2000


                                                      REGISTRATION NO. 333-95177
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                                 SUPERGEN, INC.

             (Exact name of registrant as specified in its charter)

                         ------------------------------

            DELAWARE                             2834                            91-1841574
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)          Identification Number)

                          TWO ANNABEL LANE, SUITE 220
                          SAN RAMON, CALIFORNIA 94583
                                 (925) 327-0200
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                         ------------------------------

                            JOSEPH RUBINFELD, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 SUPERGEN, INC.
                          TWO ANNABEL LANE, SUITE 220
                          SAN RAMON, CALIFORNIA 94583
                                 (925) 327-0200
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                         ------------------------------

                                   COPIES TO:
                               JOHN V. ROOS, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI,
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300

                         ------------------------------

    Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                ----------------

                                   PROSPECTUS

                             ---------------------


                              DATED MARCH 16, 2000
                                 136,130 SHARES


                                 SUPERGEN, INC.

                                  COMMON STOCK


    The selling stockholders of SuperGen, Inc. ("SuperGen," "we," or "the Company") listed on page 16 may offer and resell up to 136,130 shares of SuperGen, Inc. Common Stock under this Prospectus, for their own account. We will not receive any proceeds from such sales. We issued these shares of our common stock to the selling stockholders in private transactions.



    Our common stock is listed on the Nasdaq National Market under the symbol "SUPG". On March 14, 2000, the last reported sale price for the Common Stock on the Nasdaq National Market was $54.125 per share.


    SEE "RISK FACTORS" BEGINNING AT PAGE 5 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is March 16, 2000.

                                    SUMMARY




    We are an emerging pharmaceutical company dedicated to the acquisition, rapid development and commercialization of oncology therapies for solid tumors and hematological malignancies. We seek to minimize the time, expense and technical risk associated with drug commercialization by identifying and acquiring pharmaceutical compounds in the later stages of development, rather than committing significant resources to the research phase of drug discovery. We intend to retain significant participation in the commercialization of our proprietary products by funding and undertaking human clinical development ourselves. We believe this will allow us to maximize the commercial value of our products by either directly marketing our products or licensing them on more favorable terms than would be available if licensed earlier in the development cycle.



    Our lead product candidate is rubitecan, an oral chemotherapy compound in the camptothecin class which is in pivotal Phase III clinical trials for pancreatic cancer, the fourth leading cause of death by cancer in the United States. Rubitecan is a second-generation topoisomerase I inhibitor that causes single-strand breaks in the DNA of rapidly dividing tumor cells. We believe that rubitecan may have significant advantages over many existing anticancer drugs. These advantages include increased survival, oral dosing and a superior side effect profile. We believe that rubitecan is a platform drug for leadership in the treatment of a broad array of solid tumors and hematological malignancies.



    Results of a Phase II clinical trial conducted by the Stehlin Foundation for Cancer Research using rubitecan for treatment of pancreatic cancer indicate a favorable comparison with historical treatment options in terms of quality of life, survival data and tumor size reduction. In this Phase II trial the median survival in the 60 evaluable patients who took the required eight week course of therapy was nearly nine months, significantly greater than the average survival time of four to five months under other treatment methods.



    We are evaluating rubitecan in three separate stand-alone pivotal Phase III clinical trials for pancreatic cancer. The trials are randomized, unblinded studies being conducted in approximately 200 centers and are designed to include up to 1,800 patients. The primary endpoint of these trials is survival. We commenced these trials in November 1998 and we have over 700 patients currently enrolled. If any one of these trials is successful we anticipate filing a New Drug Application with the U.S. Food and Drug Administration, or FDA, by early 2001.



    We are aggressively pursuing additional Phase II and III trials using rubitecan both as a single therapeutic agent and in combination with other anticancer agents in both solid tumors and hematological malignancies. We intend to make available to physicians copies of peer-reviewed medical journal articles and other validated scientific information related to these trials. We believe this will provide physicians with more up-to-date product information and will better enable them to meet their patients' medical needs.



    In December 1999 we entered into an alliance with Abbott Laboratories under which Abbott will market and distribute rubitecan and invest in shares of our common stock. We will co-promote rubitecan with Abbott in the United States and Abbott has exclusive rights to market rubitecan outside of the United States. In the U.S. market, we will share profits from product sales equally with Abbott. Outside the U.S. market, Abbott will pay us royalties and transfer fees based on product sales. We will remain responsible for pursuing and funding the clinical development of rubitecan and obtaining regulatory approval for the product in the United States, Canada and the member states of the European Union.



    We will receive a number of equity investments and cash payments from Abbott which, when aggregated, amount to approximately $150 million. Each equity investment and cash payment is conditioned upon the achievement of certain developmental and sales milestones. In January 2000 we received a $26.5 million equity investment from Abbott. In addition, we granted Abbott an option to purchase up to 49% of the outstanding shares of our common stock at an exercise price of $85 per share which expires in March 2003.



    We are also pursuing the clinical development of Nipent and decitabine for the treatment of certain solid tumor cancers and hematological disorders. We acquired Nipent from Warner-Lambert Company in 1996 and we are selling this drug in the United States for the treatment of hairy cell leukemia, a type of B-lymphocytic leukemia. We believe that Nipent has a unique mechanism of action and Phase II trials indicate that it may have activity in a variety of other hematologic cancers. In oncology, we are pursuing treatments for lymphatic malignancies and disorders, such as cutaneous T-cell lymphoma, chronic lymphocytic leukemia, non-Hodgkin's lymphoma and peripheral T-cell lymphoma. In addition, Nipent has shown activity in various autoimmune diseases, including graft-versus-host disease which is not responsive to standard therapies, and rheumatoid arthritis. We estimate the United States markets for both graft-versus-host disease and rheumatoid arthritis are larger than the market for Nipent's leukemia applications. We are conducting Phase I clinical trials in both of these indications.



    Decitabine has been successful in multiple Phase II trials in the United States and Europe for treating myelodysplastic syndromes, or MDS, chronic myeloid leukemia and acute myeloid leukemia. Based on positive results from these studies, we are finalizing the protocol for a randomized Phase III study comparing decitabine to best supportive care for MDS. We expect to commence patient enrollment for this study in 2000. In addition, preliminary results suggest that decitabine has activity in solid tumors such as non-small cell lung cancer. Phase I clinical trials with decitabine are underway for this indication.



    We incorporated in March 1991 as a California corporation and changed our state of incorporation to Delaware in November 1997. Our executive offices are located at Two Annabel Lane, Suite 220, San Ramon, California, 94583, and our telephone number at that address is (925) 327-0200. We maintain a website on the internet at WWW.SUPERGEN.COM. Our website, and the information contained therein, is not a part of this prospectus.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

IF THE RESULTS OF FURTHER CLINICAL TESTING INDICATE THAT OUR PROPOSED PRODUCTS ARE NOT SAFE AND EFFECTIVE FOR HUMAN USE, OUR BUSINESS WILL SUFFER.

    Most of our products are in the development stage and prior to their sale will require the commitment of substantial resources. All of the potential proprietary products that we are currently developing will require extensive preclinical and clinical testing before we can submit any application for regulatory approval. Before obtaining regulatory approvals for the commercial sale of any of our products, we must demonstrate through pre-clinical testing and clinical trials that our product candidates are safe and effective in humans. Conducting clinical trials is a lengthy, expensive and uncertain process. Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. Our clinical trials may be suspended at any time if we or the FDA believe the patients participating in our studies are exposed to unacceptable health risks. We may encounter problems in our studies which will cause us or the FDA to delay or suspend the studies. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

    - ineffectiveness of the study compound, or perceptions by physicians that the compound is not effective for a particular indication;

    - inability to manufacture sufficient quantities of compounds for use in clinical trials;

    - failure of the FDA to approve our clinical trial protocols;

    - slower than expected rate of patient recruitment;

    - inability to adequately follow patients after treatment;

    - unforeseen safety issues;

    - lack of efficacy during the clinical trials; or

    - government or regulatory delays.

    The clinical results we have obtained to date do not necessarily predict that the results of further testing, including later-stage controlled human clinical testing, will be successful. If our trials are not successful, or are perceived as not successful by the FDA or physicians, our business, financial condition and results of operations will be harmed.

IF WE FAIL TO OBTAIN REGULATORY MARKETING APPROVALS IN A TIMELY MANNER, OUR BUSINESS WILL SUFFER.

    Even if we believe our trials are successful, the FDA may require additional clinical testing and, therefore we would have to commit additional unanticipated resources. The FDA has substantial discretion in the drug approval process. We cannot assure you that we will obtain the necessary regulatory approvals to market our products. The FDA and comparable agencies in foreign countries impose substantial requirements for the introduction of both new pharmaceutical products and generic products through lengthy and detailed clinical testing procedures, sampling activities and other costly and time-consuming compliance procedures. We have not yet received marketing approval for any of our internally developed proprietary products. Our proprietary drugs and products will require lengthy clinical trials along with FDA and comparable foreign agency review as new drugs. Our generic drugs will also require regulatory review and approval.

    We cannot predict with certainty if or when we might submit for regulatory review those products currently under development. Once we submit our potential products for review, we cannot assure you that the FDA or other regulatory agencies will grant approvals for any of our pharmaceutical products on a timely basis or at all. Sales of our products outside the United States will be subject to regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay the introduction of our products in those countries.

IF OUR RELATIONSHIP WITH ABBOTT IS NOT SUCCESSFUL, OUR BUSINESS COULD BE HARMED.

    Our strategic relationship with Abbott is important to our success. However, that relationship may not be successful. We cannot assure you that we will receive any additional payments from Abbott or that the relationship will be commercially successful. The transactions contemplated by our agreements with Abbott, including the equity purchases and cash payments, are subject to numerous risks and conditions. For example:

    - we may fail to achieve clinical and sales milestones;

    - rubitecan may fail to achieve regulatory approval domestically and internationally;

    - rubitecan may not be commercially successful;

    - Abbott may fail to perform its obligations under our agreements, such as failing to devote sufficient resources to marketing rubitecan; and

    - our agreements with Abbott may be terminated in their entirety or on a territory-by-territory basis against our will.

The occurrence of any of these events could severely harm our business.

WE HAVE GRANTED CERTAIN RIGHTS TO ABBOTT THAT COULD NEGATIVELY AFFECT YOUR INVESTMENT.

    We have granted Abbott an option to purchase shares of our common stock so that upon its exercise Abbott will own up to 49% of our outstanding common stock. Our ability to satisfy this contractual obligation is subject to a number of conditions outside of our control, including:

    - stockholder approval of an increase in the number of shares of our authorized common stock;

    - stockholder approval of a potential change in control under the rules of the Nasdaq National Market; and

    - clearance of the purchase by federal antitrust regulators.

If we do not satisfy any of these conditions, Abbott could terminate our relationship. If we obtain all necessary approvals and Abbott exercises its option, the stock ownership of our other stockholders will be diluted and Abbott will have significant influence over us. Abbott's right to exercise this option, and Abbott's share ownership after exercise, may discourage other parties from acquiring us.

    Abbott has a right of first discussion with respect to our product portfolio and a right of first refusal to acquire us. These rights may discourage third parties from bidding on any assets that we wish to sell or license and may discourage acquisition bids. These provisions may limit the price that investors might be willing to pay in the future for shares of our common stock.

WE HAVE A HISTORY OF OPERATING LOSSES AND AN ACCUMULATED DEFICIT, WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE, AND WE MAY NEED TO OBTAIN ADDITIONAL FUNDING.

    We incurred cumulative losses of $92.9 million for the period from inception through December 31, 1999. These losses included non-cash charges of $18.4 million for the acquisition of in-process research and development. Currently we are not profitable and we expect to continue to incur substantial operating losses at least through 2000 and into 2001. Our ability to achieve profitability will depend primarily on our ability to obtain regulatory approval for and successfully commercialize rubitecan. Our success will also depend, to a lesser extent, on our ability to develop and obtain regulatory approval of Nipent for indications other than hairy cell leukemia and to bring our proprietary products to market. Our ability to become profitable will also depend upon a variety of other factors, including the following:

    - increases in the level of our research and development, including the timing and costs of any expansion of clinical trials;

    - regulatory approvals of competing products, or expanded labeling approvals of existing products;

    - increases in sales and marketing expenses related to the commercial launch of rubitecan;

    - delays in or inadequate commercial sales of rubitecan, once regulatory approvals have been received; and

    - expenditures associated with acquiring products, technologies or companies and further developing these assets.

We cannot predict the outcome of these factors and we cannot assure you that we will ever become profitable.

    Even if we do become profitable, we may need substantial additional funding. We expect that our rate of spending will accelerate as a result of increased clinical trial costs and expenses associated with regulatory approval and commercialization of our products now in development. We anticipate that our capital resources after this offering will be adequate to fund operations and capital expenditures at least through 2001. However, if we experience unanticipated cash requirements during this period, we could require additional funds much sooner. Our business, results of operations and cash flows will be adversely affected if we fail to obtain adequate funding in a timely manner, or at all. We may receive funds from the sale of equity securities, or the exercise of outstanding warrants and stock options. Additionally, we may receive funds upon the achievement of certain developmental and sales milestones pursuant to our agreement with Abbott. However, we cannot assure you that any of those fundings will occur, or if they occur, that they will be on terms favorable to us. Also, the dilutive effect of those fundings could adversely affect our results per share.

WE HAVE LIMITED SALES AND MARKETING CAPABILITIES AND NO DISTRIBUTION CAPABILITIES AND MAY NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS.

    We currently have limited sales and marketing resources and no distribution capability. Although we have 18 sales and marketing personnel focusing on the sale of our products to hospitals and hospital buying groups, we anticipate relying on third parties to sell and market some of our primary products. For instance, we will co-promote the potential sale of rubitecan with Abbott. However, we may not be able to enter into additional sales and marketing arrangements with others on acceptable terms, if at all. If our arrangements with third parties are not successful, or if we are unable to enter into third-party arrangements, then we may need to substantially expand our sales and marketing force. We may not succeed in enhancing our sales and marketing capabilities or have sufficient resources to do so. If we do develop such capabilities, we will compete with other companies that have experienced and well-funded sales and marketing operations. We currently rely on third parties to distribute our products and expect to continue to do so in the future. If we fail to establish successful sales and marketing capabilities or fail to enter into successful marketing arrangements with third parties, or if our third party distributors fail to perform their obligations, our business, financial condition and results of operations will be materially and adversely affected.

IF WE FAIL TO COMPLY WITH THE GOVERNMENTAL REGULATIONS, OUR BUSINESS WILL
  SUFFER.

    All new drugs, including our products under development, are subject to extensive and rigorous regulation by the FDA, and comparable agencies in state and local jurisdictions and in foreign countries. These regulations govern, among other things, the development, testing, manufacturing, labeling, storage, premarket approval, advertising, promotion, sale and distribution of our products. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. The effect of government regulation may be to delay or to prevent marketing of our potential products for a considerable period of time and to impose costly procedures upon our activities. If regulatory approval of our products is granted, such approval may impose limitations on the indicated uses for which our products may be marketed. Further, even if regulatory approval is obtained for a product, later discovery of previously unknown problems may result in restrictions of the product, including withdrawal of the product from the market.

    Among the conditions for FDA approval of all of our products in development is the requirement that the manufacturer's (at either our facilities or those of a third party manufacturer) quality control and manufacturing procedures conform to current Good Manufacturing Practices, or GMPs, which must be followed at all times. The FDA and foreign regulatory authorities strictly enforce GMP requirements through periodic unannounced inspections. We cannot assure you that the FDA will determine that our facilities and manufacturing procedures or any third party manufacturer of our products will conform to GMP requirements. Additionally, we or our third party manufacturer must pass a preapproval inspection before we can obtain marketing approval for any of our products in development. Failure to comply with applicable FDA and other regulatory requirements can result in sanctions being imposed on us or the manufacturers of our products including warning letters, product recalls or seizures, injunctions, refusals to permit products to be imported into or exported out of the United States, refusals of the FDA to grant premarket approval or to allow us to enter into government supply contracts, withdrawals of previsouly approved marketing applications, civil fines and criminal prosecutions.

    The FDA's policies may change and additional government regulations may be promolgated which could prevent or delay regulatory approval of our products. We cannot predict the likelihood of adverse governmental regulation which may arise from future legislative or administrative action, either in the United States or abroad.

IF WE FAIL TO COMPETE EFFECTIVELY, PARTICULARLY AGAINST LARGER, MORE ESTABLISHED PHARMACEUTICAL COMPANIES WITH GREATER RESOURCES, OUR BUSINESS WILL SUFFER.

    Factors affecting competition in the pharmaceutical industry vary depending on the extent to which the competitor is able to achieve a competitive advantage based on proprietary technology. These factors include financial resources, research and development capabilities, and manufacturing and marketing experience and resources. If we are able to establish and maintain a significant proprietary position with respect to our proprietary products, competition will likely depend primarily on the effectiveness of our products, their acceptance in the marketplace and their pricing and the number, gravity and severity of their unwanted side effects as compared to alternative products.

    Our competitors have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do and represent substantial long-term competition for us. These competitors and probable competitors include established companies such as Eli Lilly & Co., Ortho-McNeil Pharmaceutical, Amgen Inc., Bristol-Myers Squibb Company and Immunex Corp. If these companies succeed in developing pharmaceutical products that are more effective or less costly than any that we may develop or market, our business will suffer.

THE PATENTS ON THE COMPOUNDS FOR WHICH WE ARE DEVELOPING GENERIC AND EXTRA PRODUCTS ARE HELD BY THIRD PARTIES. IF THESE PATENTS ARE EXPANDED IN SCOPE OR DO NOT EXPIRE WHEN ANTICIPATED, OUR BUSINESS COULD SUFFER.

    We plan to develop and market several generic and Extra drugs based on existing compounds, some of which are currently protected by one or more patents held by others. If the existing patent protection for these drugs is maintained or expanded, it is unlikely that we will be able to market our own generic and Extra versions of those drugs without obtaining a license from the patent owner, which may not be available on commercially acceptable terms, or at all.

WE DEPEND ON THIRD PARTIES FOR MANUFACTURING AND STORAGE OF OUR PRODUCTS AND OUR BUSINESS MAY BE HARMED IF THE MANUFACTURE OF OUR PRODUCTS IS INTERRUPTED OR DISCONTINUED.

    We have no manufacturing facilities and we currently rely on third parties for manufacturing activities related to all of our products. As we develop new products and increase sales of our existing products, we must establish and maintain relationships with manufacturers to produce and package sufficient supplies of our finished pharmaceutical products, including rubitecan.

    Our manufacturing strategy presents the following risks:

    - delays in scale-up to quantities needed for multiple clinical trials could delay clinical trials, regulatory submissions and commercialization of our products in development;

    - our current and future manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies for compliance with strictly enforced GMP regulations and similar foreign standards, and we do not have control over our third-party manufacturers' compliance with these regulations and standards;

    - if we need to change to other commercial manufacturing contractors, the FDA and comparable foreign regulators must approve these contractors prior to our use. This would require new testing and compliance inspections. The new manufacturers would have to be educated in, or themselves develop substantially equivalent processes necessary for, the production of our products. In addition, the FDA and comparable foreign regulators would need to approve the new manufacturers;

    - if market demand for our products increases suddenly, our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

    - we may not have intellectual property rights, or may have to share intellecual rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

    Any of these factors could delay clinical trials or commercialization of our products under development, interfere with current sales, entail higher costs and result in our being unable to effectively sell our products.

    In addition, we store the majority of the unpurified, bulk form of Nipent at a single location. Improper storage, fire, natural disaster, theft or other conditions at this location that may lead to the loss or destruction of the bulk concentrate could adversely affect our business, results of operations and cash flows. We are currently negotiating a long-term agreement with the vendor that purifies our current supply of crude concentrate to continue its purification services. However, we cannot assure you that we will be able to finalize the agreement. If we are not able to do so, our supply of Nipent may be interrupted while we seek to locate another facility and have that facility approved by the FDA. The delay could adversely affect our business, results of operations and cash flows.

    We do not currently intend to manufacture any pharmaceutical products, although we may choose to do so in the future. If we decide to manufacture products, we would be subject to the regulatory risks and requirements described above. We will also be subject to similar risks regarding delays or difficulties encountered in manufacturing these pharmaceutical products and we will require additional facilities and substantial additional capital. In addition, we have only limited experience in manufacturing pharmaceutical products. We cannot assure you that we would be able to manufacture any of these products successfully in accordance with regulatory requirements and in a cost-effective manner.

ASSERTING, DEFENDING AND MAINTAINING INTELLECTUAL PROPERTY RIGHTS COULD BE DIFFICULT AND COSTLY AND FAILURE TO DO SO WILL HARM OUR ABILITY TO COMPETE AND THE RESULTS OF OUR OPERATIONS.

    If competitors develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, if our trade secrets are disclosed or if we cannot effectively protect our rights to unpatented trade secrets, our business will be harmed.

    The pharmaceutical fields are characterized by a large number of patent filings. A substantial number of patents have already been issued to other pharmaceutical companies, research or academic institutions or others. Competitors may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes that compete with or are similar to ours. We may not be aware of all of the patents potentially adverse to our interests that may have been issued to others.

    We actively seek patent protection for our proprietary products and technologies. We have a number of United States patents and also have licenses to, or assignments of, numerous patents issued both in the United States and elsewhere. We may also license our patents outside the United States. Limitations on patent protection outside the United States, and differences in what constitutes patentable subject matter in countries outside the United States, may limit the protection we have on patents or licenses of patents outside the United States.

    Litigation may be necessary to protect our patent position, and we cannot be certain that we will have the required resources to pursue the necessary litigation or otherwise to protect our patent rights. Our efforts to protect our patents may fail. In addition to pursuing patent protection in appropriate cases, we also rely on trade secret protection for unpatented proprietary technology. However, trade secrets are difficult to protect. Our trade secrets or those of our collaborators may become known or may be independently discovered by others.

    Our proprietary products are dependent upon compliance with numerous licenses and agreements. These licenses and agreements require us to make royalty and other payments, reasonably exploit the underlying technology of the applicable patents, and comply with regulatory filings. If we fail to comply with these licenses and agreements, we could lose the underlying rights to one or more of these potential products, which would adversely affect our business, results of operations and cash flows.


    From time to time we receive correspondence inviting us to license patents from third parties. Although we know of no pending patent infringement suits, discussions regarding possible patent infringements or threats of patent infringement litigation either related to patents held by us or our licensors or our products or proposed products, there has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. Claims may be brought against us in the future based on patents held by others. These persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected product. We cannot assure you whether we would prevail in any of these actions or that we could obtain any licenses required under any of these patents on acceptable terms, if at all.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL, HIGHLY SKILLED PERSONNEL REQUIRED FOR THE EXPANSION OF OUR ACTIVITIES, OUR BUSINESS WILL SUFFER.



    Our success is dependent on key personnel, including Dr. Rubinfeld, our President and Chief Executive Officer, and members of our senior management and scientific staff. To successfully expand our operations, we will need to attract and retain additional, highly skilled individuals, particularly in the areas of sales, marketing, clinical administration, manufacturing and finance. We compete with other companies for the services of existing and potential employees. We believe our compensation and benefits packages are competitive for our geographical region and our industry group. However, we may be at a disadvantage to the extent that potential employees may favor larger, more established employers.



THE CONTINUING EFFORTS OF GOVERNMENT AND THIRD-PARTY PAYERS TO CONTAIN OR REDUCE THE COSTS OF HEALTHCARE MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.



    Our revenues and profitability may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care. We cannot predict the effect that these health care reforms may have on our business, and it is possible that any of these reforms will adversely affect our business. In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third-party payers, like government and private insurance plans. Third-party payers are increasingly challenging the prices charged for medical products and services. If our current and proposed products are not considered cost-effective, reimbursement to the consumer may not be available or be sufficient to allow us to sell products on a competitive basis.



WE MAY BE SUBJECT TO PRODUCT LIABILITY LAWSUITS AND OUR INSURANCE MAY BE INADEQUATE TO COVER DAMAGES.



    Clinical trials or marketing of any of our current and potential products may expose us to liability claims from the use of these products. We currently carry product liability insurance. However, we cannot be certain that we will be able to maintain insurance on acceptable terms for clinical and commercial activities or that the insurance would be sufficient to cover any potential product liability claim or recall. If we fail to have sufficient coverage, our business, results of operations and cash flows could be adversely affected.



IF WE ARE UNABLE TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS, OUR BUSINESS MAY BE HARMED.



    We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We currently maintain a supply of several hazardous materials at our facilities. In the event of an accident, we could be held liable for any damages that result, and the liability could exceed our resources. While we currently outsource our research and development programs involving the controlled use of biohazardous materials, if in the future we conduct these programs, we might be required to incur significant cost to comply with environmental laws and regulations.



THE REDEMPTION OF OUR OUTSTANDING PUBLIC WARRANTS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO FALL AND MAY RESULT IN DILUTION.



    On September 20, 1999, we issued a notice of redemption of warrants for the purchase of shares of our common stock that we issued in connection with our initial public offering. These warrants enable the holder to purchase shares of our common stock at a price of $9.00 per share. As of January 31, 2000, there were 3,062,452 of such warrants outstanding. We will redeem the warrants that are outstanding as of April 16, 2000 at a price of $0.25 per share. We expect that holders of the warrants will choose to exercise these warrants rather than have them redeemed if the price of our common stock trades above $9.00 per share during the period immediately preceding April 16, 2000. If these holders elect to sell the common stock issued upon exercise of the warrants, the price of our common stock may fall.



    Our issuance of common stock at a price of $9.00 per share may result in dilution to other holders of common stock and may cause the price of our common stock to fall. In addition, if the price of our common stock for the 30 day trading period following April 16, 2000 is less than $19.46, or in some cases $17.56, we may be required to issue additional shares of common stock to investors that bought our common stock in privately negotiated transactions in September 1999. Any such issuance would have a dilutive effect on holders of our common stock.



ANTI-TAKEOVER PROVISIONS MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN.



    Anti-takeover provisions of our certificate of incorporation and bylaws make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:



    - authorization of the issuance of up to 2,000,000 shares of our preferred stock;



    - elimination of cumulative voting; and



    - elimination of stockholder action by written consent.



    Our bylaws establish procedures, including notice procedures, with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors or for stockholder proposals to be submitted at stockholder meetings.



    We are also subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, Section 203 of the Delaware General Corporation Law prevents a stockholder owning 15% or more of a corporation's outstanding voting stock from engaging in business combinations with a Delaware corporation for three years following the date the stockholder acquired 15% or more of a corporation's outstanding voting stock. This restriction is subject to exceptions, including the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder.



    These provisions are expected to discourage different types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us.



    We believe that the benefits of increased protection of our potential ability to negotiate with the proponents of unfriendly or unsolicited proposals to acquire or restructure us outweigh the disadvantages of discouraging those proposals because, among other things, negotiation of those proposals could result in an improvement of their terms.



BECAUSE CURRENT OFFICERS, DIRECTORS, AND ABBOTT OWN A LARGE PERCENTAGE OF OUR STOCK, THESE STOCKHOLDERS MAY BE ABLE TO CONTROL US AND ALSO PREVENT POTENTIALLY BENEFICIAL ACQUISITIONS OF OUR COMPANY BY OTHERS.



    As of January 31, 2000, our officers, directors, Abbott and their affiliates owned approximately 20% of the outstanding shares of our common stock, not including stock issuable upon exercise of options or warrants. If these stockholders were to exercise all of their options and warrants, they would collectively own a majority of our common stock. These stockholders, if acting together, may be able to influence the election of our directors and other matters requiring approval by our stockholders. This concentration of ownership may also delay or prevent a third party from acquiring us. These stockholders may have interests that differ from our other stockholders, particularly in the context of potentially beneficial acquisitions of our company by others. For example, to the extent that these stockholders are our employees, they may be less inclined to vote for acquisitions of our company by others involving the termination of their employment or diminution of their responsibilities or compensation.



THE TRADING PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE AND MAY FLUCTUATE DUE TO FACTORS BEYOND OUR CONTROL.



    The trading price of our common stock is subject to significant fluctuations in response to numerous factors, including:



    - variations in anticipated or actual results of operations;



    - announcements of new products or technological innovations by competitors;



    - FDA approval or rejection of pending applications and regulatory enforcement actions;



    - changes in earnings estimates of operational results by analysts; and



    - results of clinical trials.



Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. During the past two years from the date of this prospectus, the market price per share of our common stock has fluctuated between approximately $5 and $77.

                      WHERE YOU CAN FIND MORE INFORMATION


    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.


    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders listed on page 16 sell all of our common stock registered under this prospectus:



    - Annual Report on Form 10-K for the fiscal year ended December 31, 1999.



    - Current Report on From 8-K filed on December 23, 1999 as amended on January 7, 2000 and March 16, 2000.



    - The description of our common stock contained in our registration statement on Form 8-A, filed on January 18, 1996, including any amendment or report filed for the purpose of updating the description.



    - All other reports filed in accordance with Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1999.


    This Prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about SuperGen and our common stock. You may request a copy of these filings at no cost. Please direct your requests to:

    SuperGen, Inc.
    Two Annabel Lane, Suite 220
    San Ramon, California 94583
    Attn: Investor Relations
    (925)327-0200

    You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front page of those documents.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

    Forward looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this Prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in:

    - this Prospectus, in the materials referred to in this Prospectus;

    - in the materials incorporated by reference into this Prospectus;

    - in our press releases.

    No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                                DIVIDEND POLICY

    We have not declared or paid cash dividends on our common stock. We currently intend to retain all future earnings to fund the operation of our business and, therefore, we do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our board of directors.

                              SELLING STOCKHOLDERS


    The following table sets forth information for each selling stockholder, as of March 15, 2000:


    - The name of the selling stockholder;

    - The number of shares and the percentage the selling stockholder beneficially owns before this offering;

    - How many shares of common stock the selling stockholder may resell under this Prospectus; and

    - Assuming the selling stockholder sells all the shares listed next to its name, how many shares of common stock and the percentage the selling stockholder will beneficially own after completion of the offering.

    Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The following table is based upon information supplied to us by officers, directors and principal stockholders. Except as otherwise indicated, we believe that the persons or entities named in the following table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable.

    In order to prevent dilution to the selling stockholders, the following numbers may change because of (1) stock splits, (2) stock dividends or
(3) similar events involving our common stock.

    The selling stockholders currently hold unregistered shares of our common stock and/or warrants for the purchase of common stock. We agreed to register 136,130 shares of our common stock for resale by the selling stockholders. The 136,130 shares of our common stock being offered by the selling stockholders were acquired from us in connection with private placement transactions pursuant to a Subscription Agreement dated as of December 1, 1999 and two Research Agreements dated November 15, 1999. The selling stockholders represented to us that they would acquire those shares for investment and with no present intention of distributing any such shares except pursuant to this Prospectus or sales exempt from the registration requirements of the Securities Act of 1933.

    Pursuant to our obligation under a Registration Rights Agreement dated as of December 15, 1999 and two Research Agreements dated November 15, 1999, we filed with the SEC under the Securities Act of 1933 a Registration Statement, of which this Prospectus forms a part, with respect to the resale of such shares from time to time on the Nasdaq National Market or in privately-negotiated transactions.

    Dr. Denis Burger is the President of AVI and a member of our Board of Directors. Due to Dr. Burger's ability to vote and make investment decisions related to the common stock owned by AVI, he is deemed to have a beneficial ownership position in the common stock owned by AVI.

    Other than the aforementioned relationship with Dr. Burger, the selling stockholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock. We may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.


    The following table shows information known to us about the beneficial ownership of our common stock as of March 15, 2000, and as adjusted to reflect the sale of common stock offered hereby by each selling stockholder known by us to own beneficially the common stock.


                                           SHARES OF COMMON STOCK                    SHARES OF COMMON STOCK
                                             BENEFICIALLY OWNED                     TO BE BENEFICIALLY OWNED
                                                BEFORE OFFER                             AFTER OFFERING
                                            UNDER THIS PROSPECTUS                   UNDER THIS PROSPECTUS(1)
                                           -----------------------   SHARES TO BE   -------------------------
NAME                                         NUMBER     PERCENTAGE     OFFERED        NUMBER      PERCENTAGE
----                                       ----------   ----------   ------------   -----------   -----------
AVI BioPharma, Inc.(2)...................    100,000        *%          100,000          0            0%
Clayton Foundation for Research..........     36,130        *%           36,130          0            0%

------------------------

*   REPRESENTS LESS THAN 1% OF THE OUTSTANDING COMMON STOCK OF THE COMPANY

(1) Assumes the selling stockholders sell all of their shares offered hereby to unaffiliated third parties pursuant to this Prospectus. The selling stockholders may sell all or part of their shares.

(2) Dr. Burger has a beneficial ownership position due to his position as President of AVI BioPharma, Inc.

                              PLAN OF DISTRIBUTION

    We will not receive any proceeds from the sale of the shares. The shares are being offered on behalf of the selling stockholders. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

    The sale of the shares may be effected in one or more of the following methods:

    - ordinary brokers' transactions, which may include long or short sales;

    - transactions involving cross or block trades or otherwise on the Nasdaq National Stock Market;

    - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

    - "at the market" to or through market makers or into an existing market for the shares;

    - in other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents;

    - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

    - any combination of the foregoing, or by any other legally available means.

    In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

    Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the securities act. Neither SuperGen nor any selling stockholder can presently estimate the amount of such compensation. SuperGen knows of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

                                 LEGAL MATTERS

    The validity of the issuance of common stock will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS


    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Summary...............................      2

Risk Factors..........................      4

Where You Can Find More Information...     13

Note Regarding Forward-Looking
  Statements..........................     14

Use of Proceeds.......................     15

Dividend Policy.......................     15

Selling Stockholders..................     15

Plan Of Distribution..................     17

Legal Matters.........................     17

Experts...............................     17


                                 136,130 SHARES

                                 SUPERGEN, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                 MARCH 16, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Registrant will pay all reasonable expenses incident to the registration of the shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC registration fee........................................       $ 1,175
Legal fees and expenses.....................................        10,000
Accounting fees and expense.................................         7,500
                                                                   -------
Total.......................................................       $18,675
                                                                   =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation's Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) and Bylaws (Exhibit 3.2 hereto) provide indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its directors and officers.

    Under the Registration Rights Agreement (Exhibits 4.1 hereto), the Registrant has agreed to indemnify the selling stockholders and persons controlling the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, and the selling stockholders have agreed to indemnify the Registrant, its directors, its officers and certain control and related persons against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.


       EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
---------------------      ------------------------------------------------------------

         3.1(a)            Certificate of Incorporation of the Registrant

         3.2(b)            Bylaws, as amended, of the Registrant

         4.1(c)            Registration Rights Agreement dated December 15, 1999
                             between the Registrant and AVI BioPharma, Inc.

         4.2(c)            Subscription Agreement dated December 1, 1999 between the
                             Registrant and AVI BioPharma, Inc.

         4.3* (c)          Research Agreement (Camptothecin) dated November 15, 1999
                             between the Registrant and Clayton Foundation for
                             Research.

         4.4* (c)          Research Agreement (Paclitaxel) dated November 15, 1999
                             between the Registrant and Clayton Foundation for
                             Research.

         4.5*              License Agreement (Camptothecin) dated November 15, 1999
                             between the Registrant and Research Development
                             Foundation.

         4.6*              License Agreement (Paclitaxel) dated November 15, 1999
                             between the Registrant and Research Development
                             Foundation.

       EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
---------------------      ------------------------------------------------------------
         5.1(c)            Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

        23.1               Consent of Ernst & Young LLP, Independent Auditors

        23.4(c)            Consent of Counsel (included in Exhibit 5.1)

        24.1(c)            Power of Attorney (included on page II-4)


------------------------

(a) Incorporated by reference from the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.

(b) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 1998.


(c) Previously filed.



* Confidential treatment has been requested. Omitted information has been separately filed with the Securities and Exchange Commission.


ITEM 17. UNDERTAKINGS.

    SuperGen hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. That, for the purpose of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SuperGen pursuant to the foregoing provisions, or otherwise, SuperGen has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SuperGen of expenses incurred or paid by a director, officer, or controlling person of SuperGen in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, SuperGen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, state of California, on March 16, 2000.


                                                       SUPERGEN, INC.

                                                       By:             /s/ JOSEPH RUBINFELD
                                                            -----------------------------------------
                                                                     Joseph Rubinfeld, Ph.D.
                                                                     CHIEF EXECUTIVE OFFICER,
                                                                      PRESIDENT AND DIRECTOR


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



               SIGNATURE                                   TITLE                          DATE
               ---------                                   -----                          ----
         /s/ JOSEPH RUBINFELD
    -------------------------------      Chief Executive Officer, President and      March 16, 2000
           Joseph Rubinfeld                Director (Principal Executive Officer)

          /s/ RONALD H. SPAIR
    -------------------------------      Chief Financial Officer (Principal          March 16, 2000
            Ronald H. Spair                Financial and Accounting Officer)

                   *
    -------------------------------      Director                                    March 16, 2000
             Denis Burger

    -------------------------------      Director
          Lawrence J. Ellison

                   *
    -------------------------------      Director                                    March 16, 2000
            Julius A. Vida

                   *
    -------------------------------      Director                                    March 16, 2000
              Daniel Zurr

    -------------------------------      Director
            Walter J. Lack



*By:                   /s/ RONALD H. SPAIR
             --------------------------------------
                         Ronald H. Spair
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                      DESCRIPTION
---------------------      ------------------------------------------------------------

          3.1(a)           Certificate of Incorporation of the Registrant

          3.2(b)           Bylaws, as amended, of the Registrant

          4.1(c)           Registration Rights Agreement dated December 15, 1999
                             between the Registrant and AVI BioPharma, Inc.

          4.2(c)           Subscription Agreement dated December 1, 1999 between the
                             Registrant and AVI BioPharma, Inc.

          4.3* (c)         Research Agreement (Camptothecin) dated November 15, 1999
                             between the Registrant and Clayton Foundation for
                             Research.

          4.4* (c)         Research Agreement (Paclitaxel) dated November 15, 1999
                             between the Registrant and Clayton Foundation for
                             Research.

          4.5*             License Agreement (Camptothecin) dated November 15, 1999
                             between the Registrant and Research Development
                             Foundation.

          4.6*             License Agreement (Paclitaxel) dated November 15, 1999
                             between the Registrant and Research Development
                             Foundation.

          5.1(c)           Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

         23.1              Consent of Ernst & Young LLP, Independent Auditors

         23.4(c)           Consent of Counsel (included in Exhibit 5.1)

         24.1(c)           Power of Attorney (included on page II-4)


------------------------

(a) Incorporated by reference from the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.

(b) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 1998.


(c) Previously filed.



* Confidential treatment has been requested. Omitted information has been separately filed with the Securities and Exchange Commission.